Exhibit 99.1

January 20, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Announces 2009 Net Income of $6.3 Billion

Net Loss of $194 Million in Fourth Quarter

One-Time $4 Billion TARP Repayment Cost Impacts Income Applicable to Common Shareholders

Strong Annual Sales and Trading Results

Extends $177 Billion in Credit in the Fourth Quarter and $756 Billion in 2009

CHARLOTTE — Bank of America Corporation today reported full-year 2009 net income of $6.3 billion, compared with net income of $4.0 billion in 2008. Including preferred stock dividends and the negative impact from the repayment of the U.S. government’s $45 billion preferred stock investment in the company under the Troubled Asset Relief Program (TARP), income applicable to common shareholders was a net loss of $2.2 billion, or $0.29 per diluted share.

Those results compared with 2008 net income applicable to common shareholders of $2.6 billion, or $0.54 per diluted share.

In the fourth quarter of 2009, the company’s net loss narrowed to $194 million from a loss of $1.8 billion a year earlier. Including dividends on preferred stock and the one-time $4.0 billion negative impact associated with repaying TARP, income applicable to common shareholders in the period was a net loss of $5.2 billion, or $0.60 per diluted share, compared with a net loss of $2.4 billion, or $0.48 per diluted share, in the year-ago quarter.

Results in the fourth quarter reflected continued elevated credit costs, although lower than in the third quarter of 2009. While net interest income declined from the year-ago quarter as a result of lower asset liability management portfolio levels and reduced loan demand, noninterest income was up sharply due to an improvement in trading and significantly higher income from investment and brokerage services, equity investments and investment banking.

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“While it’s disappointing to report a loss for the fourth quarter, there were a number of important accomplishments worth noting,” said Chief Executive Officer and President Brian T. Moynihan. “First, we repaid the American taxpayer, with interest, for the TARP investment. Second, we have taken steps to strengthen our balance sheet through successful securities offerings. And third, all of our non-credit businesses recorded positive contributions to our results.

“As we look at 2010, we are encouraged by signs the economy is improving, as we have seen in the stabilization of our credit costs, particularly in the consumer businesses. That said, economic conditions remain fragile and we expect high unemployment levels to continue, creating an ongoing drag on consumer spending and growth.”

Full-Year and Fourth-Quarter 2009 Business Highlights

•

During the quarter, Bank of America funded $86.6 billion in first mortgages, helping more than 400,000 people either purchase homes or refinance their existing mortgages. This funding included $22.9 billion in mortgages made to 151,000 low- and moderate-income borrowers. Approximately 42 percent of first mortgages were for home purchases.

•

In 2009, Bank of America has provided home ownership retention opportunities to approximately 460,000 customers. This includes 260,000 loan modifications with total unpaid principal balances of approximately $55 billion and approximately 200,000 customers who were in trial-period modifications under the government’s Making Home Affordable program at December 31.

•

Bank of America Home Loans expanded its home retention staff to more than 15,000 to help customers experiencing difficulty with their home loans. This represents more than double the size of the team since Bank of America acquired Countrywide.

•

In 2009, Bank of America extended $756 billion in credit, including commercial renewals of $208 billion, according to preliminary data. New credit included $378 billion in first mortgages, $282 billion in commercial non-real estate, $39 billion in commercial real estate, $18 billion in domestic consumer and small business card, $13 billion in home equity products and nearly $26 billion in other consumer credit.

•

In 2009, Small Business Lending extended more than $14 billion in credit comprised of $12 billion in Business Banking and $2 billion to more than 146,000 Small Business Banking businesses. Bank of America recently announced an initiative to increase lending to small- and medium-sized businesses in 2010 by at least $5 billion from 2009 levels.

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•

Average retail deposits during the quarter increased $89.9 billion, or 15 percent, from a year earlier. Excluding the initial impact of the Merrill Lynch acquisition and the expected decline in higher-yielding Countrywide deposits, average retail deposits experienced strong organic growth of $29.1 billion as momentum in the affluent and mass affluent customer base continued.

•

Bank of America introduced the Clarity CommitmentTM for home mortgages, home refinancing and credit cards. The Clarity Commitment is a simple, easy-to-read and understand, one-page summary for customers that includes important information on payments, interest rates and fees. Bank of America began presenting these improved materials to more than 40 million of its customers in 2009.

•	The integration of Merrill Lynch remained on track with cost savings surpassing original estimates for the first year.

•	Bank of America Merrill Lynch ranked No. 2 in global and U.S. investment banking fees, according to Dealogic 2009 league tables.

•

In Global Wealth and Investment Management, the financial advisor network of more than 15,000 was up slightly from the third quarter as the retention rate stood at the highest level in recent years and the company increased hiring, training and development of new advisors.

•

Bank of America agreed to sell the long-term asset management business of Columbia Management to Ameriprise Financial, Inc. The company also agreed to sell First Republic Bank to a number of investors, including investment funds managed by Colony Capital, LLC and General Atlantic LLC, led by First Republic’s existing management. Both sales are expected to close in the second quarter of 2010.

•

Bank of America repaid the $45 billion of the U.S. taxpayers’ preferred stock investment in the company as part of TARP. Repayment followed the successful completion of a securities offering. In 2009 Bank of America raised a total of $57 billion in additional Tier 1 common capital through various measures further strengthening its liquidity and capital position.

Fourth-Quarter 2009 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 59 percent to $25.4 billion from $16.0 billion a year ago, reflecting in part the addition of Merrill Lynch.

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Net interest income on a fully taxable-equivalent basis declined 11 percent to $11.9 billion, compared with $13.4 billion a year earlier. The decrease was a result of lower asset liability management portfolio levels, reduced loan levels and the unfavorable impact of higher nonperforming loans. This was partially offset by the addition of Merrill Lynch. The net interest yield narrowed 69 basis points to 2.62 percent.

Noninterest income rose to $13.5 billion from $2.6 billion a year earlier. Higher trading account profits, investment and brokerage services fees and investment banking income reflected the addition of Merrill Lynch and significantly lower market disruption losses. The current quarter also included a $1.1 billion gain on the company’s investment in BlackRock as a result of its purchase of Barclay’s asset management business. These increases were partially offset by $1.6 billion in losses mostly related to mark-to-market adjustments on the Merrill Lynch structured notes, as the company’s credit spreads improved during the quarter. Card income declined $1.3 billion mainly due to higher credit losses on securitized credit card loans and lower fee income.

Noninterest expense increased to $16.4 billion from $10.9 billion a year earlier. Personnel costs and other general operating expenses rose, driven in part by the Merrill Lynch acquisition. Pretax merger and restructuring charges rose to $533 million from $306 million a year earlier.

The efficiency ratio on a fully taxable-equivalent basis was 64.47 percent, compared with 68.51 percent a year earlier.

Pretax, pre-provision income on a fully taxable-equivalent basis was $9.0 billion compared with $5.0 billion a year earlier. The company had a tax benefit of $1.2 billion in the quarter compared with a benefit of $2.0 billion the same period last year.

Credit Quality

Credit quality showed signs of improvement in most portfolios compared with the prior quarter, although credit costs remained high as global economic conditions remained challenging. Rising unemployment and underemployment kept consumers under stress and individuals spent longer periods without work. Losses, however, declined in most consumer portfolios from the prior quarter.

The impact of the weak economy on the commercial portfolios moderated somewhat with criticized loans decreasing and the growth of nonperforming loans slowing. Losses in the homebuilder portfolio dropped from the prior quarter and losses in the commercial domestic portfolio declined across a broad range of borrowers and industries.

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Net charge-offs were $1.2 billion lower than the prior quarter, driven by improvements across most consumer portfolios. Net charge-offs declined from the previous quarter for the first time in nearly four years. Nonperforming assets were $35.7 billion, compared with $33.8 billion at September 30, 2009, reflecting a slower rate of increase than in recent quarters.

The provision for credit losses was $10.1 billion, $1.6 billion lower than the third quarter and $1.6 billion higher than the same period a year earlier. The $1.7 billion addition to the reserve for credit losses was lower than the third quarter, driven by lower additions on the purchased impaired consumer portfolios obtained through acquisitions and improved delinquencies in certain consumer and small business portfolios. These decreases were partially offset by additions to increase reserve coverage on the consumer credit card portfolio. The 2008 coverage ratios and amounts shown in the following table do not include Merrill Lynch, which was acquired on January 1, 2009.

Credit Quality

(Dollars in millions)

	Q4 2009	Q3 2009	Q4 2008
Provision for credit losses	$10,110	$11,705	$8,535
Net charge-offs	8,421	9,624	5,541
Net charge-off ratio [1]	3.71%	4.13%	2.36%
Total managed net losses	$11,347	$12,932	$7,398
Total managed net loss ratio [1]	4.54%	5.03%	2.84%

	At 12/31/09	At 9/30/09	At 12/31/08
Nonperforming assets	$35,747	$33,825	$18,212
Nonperforming assets ratio [2]	3.98%	3.72%	1.96%
Allowance for loan and lease losses	$37,200	$35,832	$23,071
Allowance for loan and lease losses ratio [3]	4.16%	3.95%	2.49%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]	Nonperforming assets ratios are calculated as nonperforming assets divided by outstanding loans, leases and foreclosed properties at the end of the period.
[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

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Capital Management

	At 12/31/09	At 09/30/09	At 12/31/08
Total shareholders’ equity (in millions)	$231,444	$257,683	$177,052
Tier 1 common ratio	7.81%	7.25%	4.80%
Tier 1 capital ratio	10.40	12.46	9.15
Total capital ratio	14.66	16.69	13.00
Tangible common equity ratio [1]	5.57	4.82	2.93
Tangible book value per share	$11.94	$12.00	$10.11

[1]

Tangible common equity and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For a reconciliation to GAAP measures, please refer to page 22 of this press release.

Capital ratios were impacted from the prior quarter primarily due to the issuance of equity and repayment of TARP.

During the quarter, a cash dividend of $0.01 per common share was paid and the company reported $5.0 billion in preferred dividends. Period-end common shares issued and outstanding were 8.65 billion for the fourth and third quarters of 2009 and 5.02 billion for the fourth quarter of 2008.

During the fourth quarter, Bank of America sold 1.286 billion common equivalent securities, generating gross proceeds of $19.3 billion. The offering was priced at $15.00 per depository share and its proceeds, along with existing corporate funds, were used to repurchase all the preferred stock issued to the U.S. Department of the Treasury to repay the TARP investment.

Full-Year 2009 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 63 percent to $120.9 billion from $74.0 billion a year ago, reflecting in part the addition of Countrywide and Merrill Lynch.

Net interest income on a fully taxable-equivalent basis was $48.4 billion, compared with $46.6 billion for 2008. The increase was a result of increased deposit levels, a favorable rate environment, the acquisitions of Merrill Lynch and Countrywide, offset in part by asset liability management portfolio levels, lower consumer loan balances and an increase in nonperforming loans. The net interest yield narrowed 33 basis points to 2.65 percent.

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Noninterest income rose to $72.5 billion from $27.4 billion a year earlier. Higher trading account profits, equity investment income, investment and brokerage services fees and investment banking income reflected the addition of Merrill Lynch and significantly lower market disruption losses. These increases, as well as the increase in mortgage banking income related to the Countrywide acquisition and gains on the sale of debt securities, were partially offset by $4.9 billion in net losses mostly related to mark-to-market adjustments on the Merrill Lynch structured notes, as the company’s credit spreads improved, and approximately $800 million in net credit valuation adjustments on derivative liabilities. Card income declined $5.0 billion mainly from higher credit losses on securitized credit card loans and lower fee income.

Noninterest expense increased to $66.7 billion from $41.5 billion a year earlier. Personnel costs and other general operating expenses rose due to the full-year impact of Countrywide and the addition of Merrill Lynch. Pretax merger and restructuring charges rose to $2.7 billion from $935 million a year earlier.

The efficiency ratio on a fully taxable-equivalent basis was 55.16 percent compared with 56.14 percent a year earlier.

Pretax, pre-provision income on a fully taxable-equivalent basis was $54.2 billion compared with $32.4 billion a year earlier. For the year, the company recognized a tax benefit of $1.9 billion, compared with a tax expense of $420 million in 2008. The decrease in tax expense was due to certain tax benefits, as well as a shift in the geographic mix of the company’s earnings driven by the addition of Merrill Lynch.

Credit Quality

Weakness in global economies drove higher credit costs in 2009. The provision for credit losses was $48.6 billion, $21.7 billion higher than 2008, reflecting higher net charge-offs and additions to reserves. Higher reserve additions resulted from further deterioration on the purchased impaired consumer portfolios obtained through acquisitions, broad-based deterioration in the core commercial portfolio and the impact of deterioration in the housing markets on the residential mortgage portfolio.

Net charge-offs were $17.5 billion higher than the prior year across all portfolios. Nonperforming assets were $35.7 billion, compared with $18.2 billion at December 31, 2008. The 2008 ratios and amounts shown in the following table do not include Merrill Lynch, which was acquired on January 1, 2009.

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Credit Quality

(Dollars in millions)

	2009	2008
Provision for credit losses	$48,570	$26,825
Net charge-offs	33,688	16,231
Net charge-off ratio [1]	3.58%	1.79%
Total managed net losses	$45,087	$22,901
Total managed net loss ratio [1]	4.33%	2.27%

[1]	Net charge-off/loss ratios are calculated as held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.

Note: Ratios do not include loans measured under the fair value option.

Capital Management

Bank of America increased its Tier 1 common capital by $57 billion through multiple capital actions taken during 2009 that included issuing shares of common stock, issuing common equivalent securities, exchanging certain non-government preferred stock for common stock and asset sales.

Tangible common equity benefited from the positive impact of market movement on available-for-sale securities.

During the year, cash dividends of $0.04 per common share were paid and the company reported $8.5 billion in preferred dividends including the cost associated with TARP repayment.

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2009 Business Segment Results

Deposits

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$14,008	$17,840
Provision for credit losses	380	399
Noninterest expense	9,693	8,783

Net income	2,506	5,512
Efficiency ratio [1]	69.19%	49.23%
Return on average equity	10.55	22.55
Deposits [2]	$406,833	$357,608

	At 12/31/09	At 12/31/08
Period-ending deposits	$419,583	$375,763

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Deposits net income fell 55 percent from a year ago as revenue declined and noninterest expense rose. Revenue declined mainly due to lower residual net interest income impacted by the corporation’s asset liability management activities and spread compression as interest rates declined. Noninterest expense increased as a result of higher Federal Deposit Insurance Corp. (FDIC) insurance and special assessment costs.

Average customer deposits rose 14 percent, or $49.2 billion, from a year ago due to strong organic growth and the transfer of certain client deposits from Global Wealth and Investment Management. Organic growth was driven by the continuing need of customers to manage their liquidity as illustrated by growth in higher spread deposits from new money, as well as movement from certificates of deposit to other products. The increase was partially offset by the expected decline in higher-yielding Countrywide deposits.

Fourth-quarter net income fell 62 percent to $595 million compared with the same period last year due to a decline in revenue and an increase in noninterest expense. These period-over-period changes were driven by the same factors as described in the full year discussion above. The decline in revenue included the impact of implementing new initiatives aimed at assisting customers who are economically stressed by reducing the amount of their banking fees. Overdraft fees declined $160 million as a result of these initiatives.

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Global Card Services

(Dollars in millions)

	2009	2008
Total managed revenue, net of interest expense 1,[2]	$29,342	$31,220
Provision for credit losses [3]	30,081	20,164
Noninterest expense	7,961	9,160

Net income (loss)	(5,555)	1,234
Efficiency ratio [2]	27.13%	29.34%
Return on average equity	n/m	3.15
Managed loans [4]	$216,654	$236,714

	At 12/31/09	At 12/31/08
Period-ending loans	$201,230	$233,040

[1]

Managed basis. Managed basis assumes that credit card loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation please refer to the data pages supplied with this press release.

[2]	Fully taxable-equivalent basis
[3]	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio
[4]	Balances averaged for period
n/m =	not meaningful

Global Card Services reported a net loss of $5.6 billion as credit costs continued to rise, reflecting weak economies in the U.S., Europe and Canada. Managed net revenue declined 6 percent to $29.3 billion mainly due to lower fee income and the absence of one-time gains that positively impacted 2008 results. The decline was partially offset by higher net interest income, as lower funding costs outpaced the decline in average managed loans. The revenue decline also was partially driven by enrolling customers who are experiencing financial stress in various card modification programs.

Provision expense increased to $30.1 billion from a year earlier as economic conditions led to higher losses in the consumer card and consumer lending portfolios, including a higher level of bankruptcies. Reserve additions related to maturing securitizations and increased coverage on the consumer credit card portfolio also contributed to the increase. These increases were partially offset by reserve reductions in consumer lending and lower reserve additions for the small business portfolio resulting from improved delinquencies.

Noninterest expense declined 13 percent on lower operating and marketing costs.

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The fourth-quarter net loss of $1.0 billion was due to higher credit costs and lower managed revenues driven by the impact of the weak economy. Net revenue fell 11 percent compared with a year ago as net interest and fee income declined, partially offset by lower operating and marketing costs. Additionally, in the fourth quarter, the company helped more than 200,000 customers by reducing their rates and providing them more affordable payment terms.

Home Loans and Insurance

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$16,902	$9,310
Provision for credit losses	11,244	6,287
Noninterest expense	11,683	6,962

Net income (loss)	(3,838)	(2,482)
Efficiency ratio [1]	69.12%	74.78%
Return on average equity	n/m	n/m
Loans [2]	$130,519	$105,724

	At 12/31/09	At 12/31/08
Period-ending loans	$131,302	$122,947

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

The net loss in Home Loans and Insurance widened to $3.8 billion as higher credit costs continued to negatively impact results. Net revenue increased 82 percent primarily driven by the full-year benefit of Countrywide and higher loan production income from increased refinance activity.

The provision for credit losses rose to $11.2 billion, driven by continued economic weakness and lower home prices. Reserves were increased mainly due to further deterioration in the purchased impaired portfolio.

Noninterest expense rose to $11.7 billion mostly due to the full-year impact of Countrywide as well as increased compensation costs and other expenses related to higher production volume and higher delinquencies. Part of the increase in expenses was a result of more than doubling the staff and other costs in the home retention group.

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The fourth-quarter net loss increased 40 percent to $993 million compared with the year-ago quarter. Net revenue rose mostly on higher income from loan production. The increase was partially offset by lower servicing revenue driven by unfavorable mortgage servicing rights results. Higher production volume and delinquencies led to increased expenses. Provision for credit losses increased due to the same factors as described in the full-year discussion above.

Global Banking

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$23,035	$16,796
Provision for credit losses	8,835	3,130
Noninterest expense	9,539	6,684

Net income	2,969	4,472
Efficiency ratio [1]	41.41%	39.80%
Return on average equity	4.93	8.84
Loans and leases [2]	$315,002	$318,325
Deposits [2]	211,261	177,528

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Banking net income declined to $3.0 billion. Strong deposit growth and the impact of the Merrill Lynch acquisition were more than offset by increased credit costs and higher FDIC insurance and special assessment costs.

The provision for credit losses rose to $8.8 billion driven by higher net charge-offs and additions to reserves in the commercial real estate and commercial domestic portfolios. These increases reflect deterioration across a broad range of industries, property types and borrowers.

•

Commercial Banking revenue increased to $15.2 billion, reflecting strong deposit growth, credit spread improvement on loan yields and the gain related to the sale of the merchant processing business to a joint venture during the second quarter. This was offset in part by lower residual net interest income, narrower spreads on deposits and reduced loan balances. Net income was negatively impacted by a significant increase in credit costs and higher FDIC insurance and special assessment costs.

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•

Corporate Banking and Investment Banking revenue rose 44 percent, or $2.4 billion, driven by strong investment banking revenues due to the expanded Bank of America Merrill Lynch platform and strong deposit growth. The increase was partially offset by the costs of credit hedging and lower residual net interest income. Net income was further impacted by higher credit costs, operating expenses associated with the Merrill Lynch acquisition and higher FDIC insurance and special assessment costs.

Fourth-quarter net income declined 74 percent to $264 million compared with a year earlier due to higher credit, FDIC insurance and compensation costs. Provision for credit losses rose due to higher net charge-offs and reserve additions within the commercial real estate portfolio. Net revenue increased due to the impact of the Merrill Lynch acquisition.

Note: 2009 investment banking income of $5.6 billion was shared primarily between Global Banking and Global Markets based on an internal fee-sharing arrangement between the two segments. This represents a more than twofold increase from a year earlier, reflecting the company’s larger investment banking platform.

Global Markets

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$20,626	$(3,831)
Provision for credit losses	400	(50)
Noninterest expense	10,042	3,906

Net income (loss)	7,177	(4,916)
Efficiency ratio [1]	48.68%	n/m
Return on average equity	23.33%	n/m
Total assets [2]	$656,621	$427,734

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

Global Markets net income increased $12.1 billion driven by the addition of Merrill Lynch and a more favorable trading environment. Revenue increased to $20.6 billion due to improved market conditions and the reduced impact of market disruption charges compared with the prior year. Noninterest expense increased due to the Merrill Lynch acquisition. The increase was partially offset by a change in compensation that delivers a greater portion of incentive pay over time.

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•

Fixed Income, Currency and Commodities revenue of $14.9 billion was primarily driven by sales and trading revenues of $12.7 billion. Credit products benefited from improved market liquidity and tighter credit spreads. Investment banking fees were positively impacted by new issuance capabilities.

•

Equities revenue of $5.7 billion, including sales and trading revenue of $4.9 billion, was driven by the addition of Merrill Lynch and an increase in customer flow due to positive market sentiment and gains from risk positioning.

Fourth-quarter net income increased $4.8 billion compared with a net loss of $3.7 billion in the same period last year. Net revenue increased due to a more favorable trading environment from the prior year, including significantly lower market disruption charges and the addition of Merrill Lynch.

Global Wealth and Investment Management

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$18,123	$7,809
Provision for credit losses	1,061	664
Noninterest expense	13,077	4,910

Net income	2,539	1,428
Efficiency ratio [1]	72.16%	62.87%
Return on average equity	13.44	12.20
Loans [2]	$103,398	$87,593
Deposits [2]	225,980	160,702

(in billions)	At 12/31/09	At 12/31/08
Assets under management	$749.8	$523.1
Total net client assets [3]	$2,172.9	$917.6

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period
[3]	Client assets are defined as assets under management, client brokerage assets, other assets in custody and client deposits

Global Wealth and Investment Management net income rose to $2.5 billion driven by the addition of Merrill Lynch, partially offset by lower residual net interest income and higher credit costs.

Net revenue more than doubled to $18.1 billion on higher investment and brokerage service income from the addition of Merrill Lynch, a $1.1 billion gain related to the BlackRock equity investment and the lower level of support for certain cash funds.

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The provision for credit losses increased $397 million to $1.1 billion driven by higher net charge-offs in the consumer real estate portfolio, as well as higher net charge-offs and reserve increases in the commercial portfolios.

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Merrill Lynch Global Wealth Management net income increased 22 percent to $1.5 billion from a year earlier as the impact of lower residual net interest income, the migration of deposits and loan balances to the Deposits and Home Loans and Insurance businesses and higher credit costs were more than offset by the addition of Merrill Lynch.

•

U.S. Trust, Bank of America Private Wealth Management net income declined to $174 million as net revenue fell and credit costs increased significantly, including the impact of a single large commercial charge-off in the third quarter. Net revenue declined 11 percent to $2.7 billion driven by a lower residual net interest income allocation and the effect of lower valuations in equity markets on asset management fee income.

•

Columbia Management net loss narrowed to $7 million compared with a net loss of $469 million a year earlier, driven by a $917 million reduction in support provided to certain cash funds, partially offset by the impact of lower valuations in the equity markets, as well as net outflows in the cash complex. As a result of actions taken during the year, Columbia’s money market funds no longer have exposure to structured investment vehicles or other troubled assets and all capital support agreements have been terminated.

Fourth-quarter net income increased $816 million to $1.3 billion, compared with the same period last year as revenue increased to $5.5 billion. The increase in revenue was driven primarily by the Merrill Lynch acquisition and the gain related to the BlackRock equity interest.

All Other

(Dollars in millions)

	2009	2008
Total revenue, net of interest expense [1]	$(1,092)	$(5,168)
Provision for credit losses [2]	(3,431)	(3,769)
Noninterest expense	4,718	1,124

Net income (loss)	478	(1,240)
Loans and leases [3]	$155,561	$135,789

[1]	Fully taxable-equivalent basis
[2]	Numbers in parentheses represent a provision benefit
[3]	Balances averaged for period

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All Other reported net income of $478 million. Higher equity investment income and increased gains on the sale of debt securities were offset by $4.9 billion mark-to-market losses mainly related to certain Merrill Lynch structured notes as credit spreads improved. Results were also impacted by other-than-temporary impairment charges related to non-agency collateralized mortgage obligations. Excluding the securitization impact to show Global Card Services on a managed basis, the provision for credit losses increased compared with the same period last year due to higher losses in the residential mortgage portfolio. Noninterest expense increased due to merger and restructuring charges related to the Merrill Lynch acquisition and a pretax charge to pay the U.S. government to terminate its asset guarantee term sheet.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair-value adjustments related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release. Effective January 1, 2009, All Other includes the results of First Republic Bank, which was acquired as part of the Merrill Lynch acquisition.

Note: Chief Executive Officer and President Brian T. Moynihan and Chief Financial Officer Joe L. Price will discuss 2009 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 59 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its integration of the Merrill Lynch and Countrywide acquisitions and related cost savings, future results and revenues, credit losses, credit reserves and charge-offs, nonperforming asset levels, level of preferred dividends, service charges, the closing of the First Republic Bank and Columbia Management sales, effective tax rate, noninterest expense, impact of changes in fair value of Merrill Lynch structured notes, impact of SFAS 166 and 167 on capital and reserves, mortgage production and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2008 Annual Report on Form 10-K third quarter 2009 Quarterly Report on Form 10-Q and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; Bank of America’s modification policies and related results; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States (including the impact of Regulation E , the Card Act of 2009 and related regulations) and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including SFAS 166 and 167) and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to our other non-bank, non-thrift affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Net interest income	$11,559	$13,106	$47,109	$45,360
Noninterest income	13,517	2,574	72,534	27,422

Total revenue, net of interest expense	25,076	15,680	119,643	72,782
Provision for credit losses	10,110	8,535	48,570	26,825
Noninterest expense, before merger and restructuring charges	15,852	10,641	63,992	40,594
Merger and restructuring charges	533	306	2,721	935

Income (loss) before income taxes	(1,419)	(3,802)	4,360	4,428
Income tax expense (benefit)	(1,225)	(2,013)	(1,916)	420

Net income (loss)	$(194)	$(1,789)	$6,276	$4,008

Preferred stock dividends and accretion (1)	5,002	603	8,480	1,452

Net income (loss) applicable to common shareholders	$(5,196)	$(2,392)	$(2,204)	$2,556

Earnings (loss) per common share	$(0.60)	$(0.48)	$(0.29)	$0.54
Diluted earnings (loss) per common share	(0.60)	(0.48)	(0.29)	0.54

Summary Average Balance Sheet	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Total loans and leases	$905,913	$941,563	$948,805	$910,878
Debt securities	279,231	280,942	271,048	250,551
Total earning assets	1,807,898	1,616,673	1,830,193	1,562,729
Total assets	2,421,531	1,948,854	2,437,517	1,843,979
Total deposits	995,160	892,141	980,966	831,144
Shareholders’ equity	250,599	176,566	244,645	164,831
Common shareholders’ equity	197,123	142,535	182,288	141,638

Performance Ratios	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Return on average assets	n/m	n/m	0.26%	0.22%
Return on average common shareholders’ equity	n/m	n/m	n/m	1.80

Credit Quality	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Total net charge-offs	$8,421	$5,541	$33,688	$16,231
Annualized net charge-offs as a % of average loans and leases outstanding (2)	3.71%	2.36%	3.58%	1.79%
Provision for credit losses	$10,110	$8,535	$48,570	$26,825
Total consumer credit card managed net losses	4,867	3,263	19,185	11,382
Total consumer credit card managed net losses as a % of average managed credit card receivables	11.88%	7.16%	11.25%	6.18%

	December 31
	2009	2008
Total nonperforming assets	$35,747	$18,212
Nonperforming assets as a % of total loans, leases and foreclosed properties (2)	3.98%	1.96%
Allowance for loan and lease losses	$37,200	$23,071
Allowance for loan and lease losses as a % of total loans and leases outstanding (2)	4.16%	2.49%

Capital Management	December 31
	2009	2008
Risk-based capital ratios:
Tier 1 common capital	7.81%	4.80%
Tier 1 capital	10.40	9.15
Total equity	14.66	13.00
Tier 1 leverage ratio	6.91	6.44
Tangible equity ratio (3)	6.42	5.11
Tangible common equity ratio (4)	5.57	2.93
Period-end common shares issued and outstanding	8,650,244	5,017,436

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Shares issued (5)	n/a	455,381	3,632,808	579,551
Average common shares issued and outstanding	8,634,565	4,957,049	7,728,570	4,592,085
Average diluted common shares issued and outstanding	8,634,565	4,957,049	7,728,570	4,596,428
Dividends paid per common share	$0.01	$0.32	$0.04	$2.24

Summary End of Period Balance Sheet	December 31
	2009	2008
Total loans and leases	$900,128	$931,446
Total debt securities	311,441	277,589
Total earning assets	1,726,489	1,536,198
Total assets	2,223,299	1,817,943
Total deposits	991,611	882,997
Total shareholders’ equity	231,444	177,052
Common shareholders’ equity	194,236	139,351
Book value per share of common stock (6)	$21.48	$27.77
Tangible book value per share of common stock (6)	11.94	10.11

(1)	Includes $4.0 billion of accelerated accretion from redemption of preferred stock issued to the U.S. Treasury in the fourth quarter of 2009.
(2)	Ratios do not include loans measured at fair value under the fair value option at and for the three months and year ended December 31, 2009 and 2008.
(3)	Tangible equity ratio represents shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	Tangible common equity ratio represents common shareholders’ equity plus Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(5)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.
(6)	Book value per share of common stock includes the impact of the conversion of common equivalent shares to common shares. Tangible book value per share of common stock represents ending common shareholders’ equity plus Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of Common Equivalent Securities.

n/m = not meaningful

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the three months ended December 31

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$3,448	$4,657	$7,161	$8,018	$3,793	$3,253
Provision for credit losses	91	107	6,924	5,851	2,249	1,623
Noninterest expense	2,374	2,215	1,936	2,179	3,165	2,752
Net income (loss)	595	1,563	(1,028)	(9)	(993)	(707)

Efficiency ratio (3)	68.86%	47.58%	27.05%	27.18%	83.43%	84.58%
Return on average equity	9.79	25.39	n/m	n/m	n/m	n/m
Average - total loans and leases	n/m	n/m	$204,748	$233,427	$132,326	$122,065
Average - total deposits	$416,464	$377,987	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$4,932	$4,059	$3,443	$(4,555)	$5,508	$1,991
Provision for credit losses	2,063	1,402	252	13	54	152
Noninterest expense	2,409	1,179	2,078	1,105	3,330	1,069
Net income (loss)	264	1,032	1,184	(3,653)	1,331	515

Efficiency ratio (3)	48.83%	29.05%	60.33%	n/m	60.45%	53.70%
Return on average equity	1.73	7.65	14.45	n/m	26.76	17.40
Average - total loans and leases	$297,488	$331,115	n/m	n/m	$100,264	$88,876
Average - total deposits	228,995	199,465	n/m	n/m	223,056	172,435

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$(2,872)	$(1,443)
Provision for credit losses	(1,523)	(613)
Noninterest expense	1,093	448
Net loss	(1,547)	(530)

Average - total loans and leases	$146,185	$145,241
Average - total deposits	91,775	110,471

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the year ended December 31

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$14,008	$17,840	$29,342	$31,220	$16,902	$9,310
Provision for credit losses	380	399	30,081	20,164	11,244	6,287
Noninterest expense	9,693	8,783	7,961	9,160	11,683	6,962
Net income (loss)	2,506	5,512	(5,555)	1,234	(3,838)	(2,482)

Efficiency ratio (3)	69.19%	49.23%	27.13%	29.34%	69.12%	74.78%
Return on average equity	10.55	22.55	n/m	3.15	n/m	n/m
Average - total loans and leases	n/m	n/m	$216,654	$236,714	$130,519	$105,724
Average - total deposits	$406,833	$357,608	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$23,035	$16,796	$20,626	$(3,831)	$18,123	$7,809
Provision for credit losses	8,835	3,130	400	(50)	1,061	664
Noninterest expense	9,539	6,684	10,042	3,906	13,077	4,910
Net income (loss)	2,969	4,472	7,177	(4,916)	2,539	1,428

Efficiency ratio (3)	41.41%	39.80%	48.68%	n/m	72.16%	62.87%
Return on average equity	4.93	8.84	23.33	n/m	13.44	12.20
Average - total loans and leases	$315,002	$318,325	n/m	n/m	$103,398	$87,593
Average - total deposits	211,261	177,528	n/m	n/m	225,980	160,702

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$(1,092)	$(5,168)
Provision for credit losses	(3,431)	(3,769)
Noninterest expense	4,718	1,124
Net income (loss)	478	(1,240)

Average - total loans and leases	$155,561	$135,789
Average - total deposits	103,122	105,725

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Net interest income	$11,896	$13,406	$48,410	$46,554
Total revenue, net of interest expense	25,413	15,980	120,944	73,976
Net interest yield	2.62%	3.31%	2.65%	2.98%
Efficiency ratio	64.47	68.51	55.16	56.14

Other Data	December 31
	2009	2008
Full-time equivalent employees	283,717	240,202
Number of banking centers - domestic	6,011	6,139
Number of branded ATMs - domestic	18,262	18,685

Reconciliation to GAAP financial measures

The Corporation evaluates its business based upon ratios that utilize tangible equity which is a non-GAAP measure. The tangible equity ratio represents shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per share of common stock represents ending common shareholders’ equity plus Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of Common Equivalent Securities. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate supplemental financial data differently. See the tables below for corresponding reconciliations to GAAP financial measures at December 31, 2009, September 30, 2009 and December 31, 2008.

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

	December 31 2009	September 30 2009	December 31 2008
Shareholders’ equity	$231,444	$257,683	$177,052
Goodwill	(86,314)	(86,009)	(81,934)
Intangible assets (excluding MSRs)	(12,026)	(12,715)	(8,535)
Related deferred tax liabilities	3,498	3,714	1,854

Tangible shareholders’ equity	$136,602	$162,673	$88,437

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$194,236	$198,843	$139,351
Common Equivalent Securities	19,244	—	—
Goodwill	(86,314)	(86,009)	(81,934)
Intangible assets (excluding MSRs)	(12,026)	(12,715)	(8,535)
Related deferred tax liabilities	3,498	3,714	1,854

Tangible common shareholders’ equity	$118,638	$103,833	$50,736

Reconciliation of period end assets to period end tangible assets

Assets	$2,223,299	$2,251,043	$1,817,943
Goodwill	(86,314)	(86,009)	(81,934)
Intangible assets (excluding MSRs)	(12,026)	(12,715)	(8,535)
Related deferred tax liabilities	3,498	3,714	1,854

Tangible assets	$2,128,457	$2,156,033	$1,729,328

Reconciliation of ending common shares outstanding to ending tangible common shares outstanding

Common shares outstanding	8,650,244	8,650,314	5,017,436
Conversion of common equivalent shares	1,286,000	—	—

Tangible common shares outstanding	9,936,244	8,650,314	5,017,436

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Card Services’ results on a managed basis which is consistent with the way that management evaluates the results of Global Card Services. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Card Services’ managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Card Services’ net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Card Services’ noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Card Services.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$20,264	$(9,250)	$11,014	$19,589	$(8,701)	$10,888
Noninterest income:
Card income	8,555	(2,034)	6,521	10,033	2,250	12,283
All other income	523	(115)	408	1,598	(219)	1,379

Total noninterest income	9,078	(2,149)	6,929	11,631	2,031	13,662

Total revenue, net of interest expense	29,342	(11,399)	17,943	31,220	(6,670)	24,550

Provision for credit losses	30,081	(11,399)	18,682	20,164	(6,670)	13,494
Noninterest expense	7,961	—	7,961	9,160	—	9,160

Income (loss) before income taxes	(8,700)	—	(8,700)	1,896	—	1,896
Income tax expense (benefit) (3)	(3,145)	—	(3,145)	662	—	662

Net income (loss)	$(5,555)	$—	$(5,555)	$1,234	$—	$1,234

Average - total loans and leases	$216,654	$(98,453)	$118,201	$236,714	$(104,401)	$132,313

All Other

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (loss) (3)	$(6,922)	$9,250	$2,328	$(8,019)	$8,701	$682
Noninterest income:
Card income (loss)	(895)	2,034	1,139	2,164	(2,250)	(86)
Equity investment income	9,020	—	9,020	265	—	265
Gains on sales of debt securities	4,440	—	4,440	1,133	—	1,133
All other income (loss)	(6,735)	115	(6,620)	(711)	219	(492)

Total noninterest income	5,830	2,149	7,979	2,851	(2,031)	820

Total revenue, net of interest expense	(1,092)	11,399	10,307	(5,168)	6,670	1,502

Provision for credit losses	(3,431)	11,399	7,968	(3,769)	6,670	2,901
Merger and restructuring charges	2,721	—	2,721	935	—	935
All other noninterest expense	1,997	—	1,997	189	—	189

Loss before income taxes	(2,379)	—	(2,379)	(2,523)	—	(2,523)
Income tax benefit (3)	(2,857)	—	(2,857)	(1,283)	—	(1,283)

Net income (loss)	$478	$—	$478	$(1,240)	$—	$(1,240)

Average - total loans and leases	$155,561	$98,453	$254,014	$135,789	$104,401	$240,190

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.